Exhibit 5

                                                       February 9, 2000


          NUI Holding Company
          550 Route 202-206, Box 760
          Bedminster, New Jersey 07921-0760

          Ladies and Gentlemen:

                    I have acted as counsel to NUI Holding Company, a New Jersey corporation (the "Company"), in connection with the proposed formation of a holding company structure for NUI Corporation, a New Jersey corporation ("NUI"), through the exchange (the "Exchange") of the shares of NUI for those of the Company, pursuant to an Agreement and Plan of Exchange (the "Exchange Agreement").

                    This opinion is being rendered in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of up to 12,918,121 shares of Common Stock, $0.00 par value, of the Company (the "Company Common Stock") to be issued in the Exchange.

                    For purposes of this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Exchange Agreement; (ii) the Registration Statement;
          (iii) the Articles of Incorporation of the Company, as in effect on the date hereof and as to be amended immediately prior to consummation of the Exchange; (iv) the By-Laws of the Company to be in effect immediately prior to consummation of the Exchange;
          (v) resolutions adopted by the Board of Directors of the Company relating to the Exchange and the issuance and delivery of the Company Common Stock in connection therewith; and (vi) such other documents, certificates and other records as I have deemed necessary or appropriate.

                    Based upon the foregoing, and subject to the qualifications hereinafter expressed, I am of the opinion that:

                    (1) The Company is validly existing as a corporation
               under the laws of the State of New Jersey; and

                    (2) The Company Common Stock will be validly issued,
               fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Act; (ii) NUI shareholders shall have approved the Exchange; (iii) NUI shall have received all necessary regulatory approvals required to consummate the Exchange; and (iv) the Exchange shall have been consummated in accordance with the terms of the Exchange Agreement and the laws of the State of New Jersey.

                    I am a member of the New Jersey Bar and do not hold myself out as an expert on the laws of any other State. Except as set forth in paragraph 2(iii) above, my opinions expressed above are limited to the laws of the State of New Jersey and the Federal laws of the United States.

                    I hereby consent to the filing of this opinion as
          Exhibit 5(a) to the Registration Statement and to the references made to me under the caption "PROPOSAL NO. 1: APPROVAL OF EXCHANGE AGREEMENT -- Legal Opinion" in said Registration Statement and the Proxy Statement and Prospectus constituting a part thereof, and any amendments thereof.

                                             Very truly yours,

                                              /s/James R. Van Horn
                                             James R. Van Horn